Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION OF BIG LOTS, INC.
September 23, 2025

Big Lots, Inc. (the “Company”), an Ohio corporation, hereby certifies as follows:

This Certificate of Amendment (the “Certificate of Amendment”) amends the Company’s Amended Articles of Incorporation filed with the Secretary of State on June 15, 2001 and amended on May 28, 2010 (as amended, the “Amended Articles of Incorporation”).

Article First of the Amended Articles of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation shall be Former BL Stores, Inc.

This amendment was duly adopted by the Board of Directors of the Company in accordance with the provisions of Sections 1701.54 and 1701.70(B)(6) of the Ohio General Corporation Law.

All other provisions of the Amended Articles of Incorporation shall remain in full force and effect

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended Articles of Incorporation to be signed by Ronald A. Robins Jr., its Chief Legal and Governance Officer, as of the date first set forth above.

/s/ Ronald A. Robins Jr.
Name: Ronald A. Robins Jr.
Title: Chief Legal and Governance Officer